Exhibit 99.1

For further information contact:

Investor Relations:

Jesse Jenkins

901.597.8259

Jesse.Jenkins@terminix.com

Media:

James Robinson

901.597.7521

James.Robinson@terminix.com

Terminix Adds Teresa M. Sebastian and Chris S. Terrill to its Board of Directors

MEMPHIS, TENN. — July 1, 2021  —Terminix Global Holdings, Inc. (NYSE: TMX), a leading provider of residential and commercial pest control, today announced the appointment of Teresa M. Sebastian and Chris S. Terrill to its board of directors. Effective today, Sebastian joined the board’s compensation and nominating and corporate governance committees and Terrill joined the audit and environmental, health and safety committees.

“We are excited to add Teresa and Chris to the Terminix board, as both bring exceptional experience and skills that will complement those we already have on the board,” said Terminix Chairman Naren Gursahaney. “Teresa has strong business experience working with multi-site businesses like ours, and is also very skilled in the boardroom, having served on multiple boards. Chris is a seasoned executive with tremendous experience building and managing brands and leveraging digital marketing to drive shareholder value. I look forward to Teresa and Chris’ contributions and we are all excited to have them join the Terminix team.”

“I am excited to welcome Teresa and Chris to the board,” said Terminix CEO Brett Ponton. “I look forward to incorporating their diverse backgrounds and experience in recurring revenue models, multi-unit distributed services and residential and commercial services into our plans to become the preferred pest management provider for our customers, teammates and investors.”

Ms. Sebastian brings to Terminix’s board relevant experience in the areas of multi-unit distributed services, executive leadership, strategic planning and experience on other public and private company boards. She has served as president and chief executive officer of The Dominion Asset Group, a venture capital firm that focuses on urban real estate and commercial ventures, since 2015. She previously held leadership positions at Darden Restaurants, Inc., Veyance Technologies, Inc., and Information Resources, Inc. Since 2019, she has served on the board of Kaiser Aluminum Corp., a company that specializes in the production of semi-fabricated specialty aluminum mill products, for aerospace and high strength automotive, general engineering, and industrial applications. Ms. Sebastian also serves as a director for several companies, including The AES Corporation, a publicly traded, global energy company; Juul Labs, Inc., a privately held electronic vapor products company; and Assemble Sound LLC, a privately held music licensing, recording, production and artist management company.

Mr. Terrill brings to Terminix’s board relevant experience in the areas of residential and commercial services, recurring revenue business models, executive leadership, strategic planning and marketing, and managing consumer behavior. He formerly served as the chief executive officer, and a director, of ANGI Homeservices, an international digital marketplace for home services, from September 2017 to November 2018. Prior to assuming that role, Terrill served as chief executive officer of HomeAdvisor.com, a wholly owned subsidiary of IAC, from May 2011. Previously, he also held senior leadership positions at Nutrisystem.com, Blockbuster.com and Match.com. Since 2016, Terrill has served on the board of Realogy Holdings Corp., a global leader in residential real estate franchising and brokerage with many of the best-known industry brands including Better Homes and Gardens Real Estate, CENTURY 21 and Coldwell Banker. He also currently serves as a director for Vacasa, a privately held international vacation rental management company; Porch, a privately held company connecting moving companies, home inspectors, utility companies, realtors and other professionals to consumers; and Data Axle, a privately held provider of data and data-driven marketing solutions for salespeople, marketers and professionals.

About Terminix

Terminix Global Holdings (NYSE: TMX) is a leading provider of residential and commercial pest control. The Company provides pest management services and protection against termites, mosquitoes, rodents and other pests. Headquartered in Memphis, Tenn., with more than 11,500 teammates and 2.9 million customers in 24 countries and territories, the Company visits more than 50,000 homes and businesses every day. To learn more about Terminix, visit Terminix.com,  or LinkedIn.com/company/terminix.

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